Exhibit 4.18

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR WITH THE SECURITIES COMMISSIONER OF ANY STATE AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. EXCEPT AS OTHERWISE SET FORTH IN THIS NOTE, NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

$400,000.00	Los Angeles, California November 3, 2006

FOR VALUE RECEIVED, Patient Safety Technologies, Inc., a Delaware corporation (the “Maker”), with an office located at 1800 Century Park East, Suite 200, Los Angeles, CA 90067, hereby promises to pay to the order of Charles J. Kalina III (the “Noteholder”), the principal sum of four hundred thousand dollars ($400,000.00) plus accrued but unpaid interest thereon in lawful money of the United States on January 31, 2008 (the “Maturity Date”).

The following is a statement of the other terms and conditions to which this promissory note (the “Note”) is subject and to which the Noteholder by the acceptance of this Note agrees:

This Note shall commence on the date hereof and shall continue until January 31, 2008, the Maturity Date, unless extended or sooner terminated by mutual agreement of the parties hereto.

Maker promises to pay interest on the unpaid principal balance hereof at twelve percent (12%) per annum, due and payable on a quarterly basis commencing on February 3, 2007 and continuing on the 3rd day of each quarter thereafter until the Maturity Date. Interest shall commence accruing on the issue date and shall be calculated on the basis of a 365-day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of California.

At the option of Noteholder, and upon two (2) business days’ notice, all or any portion of the principal amount on this Note may be converted into shares of Maker’s Common Stock. The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the portion of the amount owing under this Note to be converted plus (if so elected by Noteholder) by (ii) $1.25 (the “Conversion Price”), rounded to the nearest whole shares, as adjusted for any stock dividends or splits as provided hereinbelow. Interest on this Note shall cease to accrue with respect to any portion of the Note that is converted into Common Stock on the date that such Common Stock is issued to Noteholder.

If Maker, at any time while this Note is outstanding (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

No fractional shares of Common Stock will be issued upon conversion of this Note. In lieu of any fractional shares to which Noteholder would otherwise be entitled, Maker shall pay Noteholder in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant hereto, Noteholder shall surrender this Note, duly endorsed, at the principal office of Maker or any transfer agent of Maker. At its expense, Maker will, as soon as practicable thereafter, issue and deliver to Noteholder, at such principal office, a certificate or certificates for the number of shares to which Noteholder is entitled upon such conversion, together with any other securities and property to which Noteholder is entitled upon such conversion under the terms of this Note, including a check payable to Noteholder for such cash amounts payable as described herein. Upon conversion of this Note, Maker will be released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount being converted.

Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by Noteholder upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by Noteholder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Noteholder’s for purposes of Section 13(d) of the Exchange Act does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this paragraph may be waived by Noteholder, at the election of Noteholder, upon not less than 61 days’ prior notice to Maker, and the provisions of this paragraph shall continue to apply until such 61st day (or such later date, as determined by Noteholder, as may be specified in such notice of waiver).

Unless permitted by the applicable rules and regulations of the principal securities market on which the Common Stock is then listed or traded, in no event shall Maker issue upon conversion of or otherwise pursuant to this Note and upon exercise of or otherwise pursuant to the Warrant issued in connection with this Note more than the maximum number of shares of Common Stock that Maker can issue pursuant to any rule of the principal securities market on which the Common Stock is then traded (the “Maximum Share Amount”), which the parties agree is, as of the date of this Note, 19.99% of the total shares of Common Stock outstanding. In the event that the sum of (x) the aggregate number of shares of Common Stock that remain issuable upon conversion of this Note and upon exercise of the Warrant plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of this Note and exercise of the Warrant, represents at least one hundred percent (100%) of the Maximum Share Amount (the “Triggering Event”), Maker will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event. As used herein, “Stockholder Approval” means approval by the shareholders of Maker to authorize the issuance of the full number of shares of Common Stock that would be issuable upon full conversion of this Note and upon full exercise of the Warrant but for the Maximum Share Amount.

Notwithstanding any of the foregoing, Maker shall have the right, at any time, to prepay without penalty, in whole or in part, the unpaid principal and interest due on this Note as of the date of such prepayment. In the event that SurgiCount Medical, Inc. (“SM”), a wholly-owned subsidiary of Maker, is sold, acquired or any other transaction in which there is a change of control of SM (i.e. third party acquiring greater than 50% in voting rights in one or a series of related transactions) , then Maker agrees to pay Noteholder the entire amount (unpaid principal and interest) due herein within five (5) days of such transaction closing; provided, however Noteholder shall have the option to convert the principal amount owed to it herein into shares of Common Stock pursuant to the terms and condition of herein.

The entire unpaid principal balance and interest on this Note shall be immediately due and payable upon the occurrence of any of the following (each, an “Event of Default”); provided, that Maker has failed to cure the default as set forth herein:

a. Filing of any petition, or commencement of any proceeding, under the Bankruptcy Act, as amended, or under any other insolvency act or law, state or federal, against Debtor, or appointment of any receiver or trustee, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged;

b. The filing of a lien, the issuance of a levy or execution, or the seizure, attachment or garnishment, or the entry of judgment on or against Maker or any of Maker’s property which shall not be released, satisfied of record or bonded within twenty (20) days thereafter, except liens which exist as of the date hereof or liens to which the Noteholder shall consent;

c. The Maker has failed to pay any installment of the principal and/or any accrued and unpaid interest on the Maturity Date; provided, however, Maker shall have a grace period of twenty (20) days.

Subject to Maker’s Shareholders’ and Board of Directors’ approval, in the event Maker files a registration statement pursuant to the Securities Act of 1933, as amended, the shares of Common Stock issuable on the conversion of this Note may at the option of the Noteholder, and subject to the approval of the managing underwriter if the registration statement is filed in connection with an underwritten public offering, be included for resale in such registration statement.

All rights and remedies available to the Noteholder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive, and are enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

The Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice.

Noteholder acknowledges that Maker has received a notice that the American Stock Exchange intends to delist the Maker, and Maker has currently appealed the exchange’s determination.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged.

The Noteholder may not assign either the right to receive payment under this Note, or any other right conferred upon the Noteholder under the terms hereof, to any other party without the consent of the Maker. Any transferee or transferees of this Note, by their acceptance hereof, agree to assume the obligations of the holder of this Note as set forth herein and shall be deemed to be the “Noteholder” for all purposes hereunder.

This Note contains the entire understanding between the Maker and the Noteholder with respect to this Note and supersedes any prior written or oral agreement between them respecting the subject matter hereof.

This Note shall be governed by and construed in accordance with the laws of the State of California and shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Noteholder, its successors, endorsees, and assigns.

In the event this Note shall be in default, and placed with an attorney for collection, then the Maker agrees to pay all reasonable attorney fees and costs of collection of Noteholder.

This Note shall be binding upon the successors, assigns, heirs, administrators and executors of the Maker and inure to the benefit of the Noteholder, its successors, endorsees, assigns, heirs, administrators and executors.

If any term or provision of this Note shall to any extent be invalid or unenforceable, the remainder of this Note shall not be affected thereby, and each term and provision of the Note shall be valid and enforced to the fullest extent permitted by law.

The parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments or documents, and to take such other actions as the requesting party may reasonably require to carry out the terms of this Note and the transactions contemplated hereby.

This Note may be signed (including by facsimile) in any number of counterparts, each of which, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

As of the first date written above, Maker and Noteholder each acknowledges and agrees that the certain Convertible Promissory Note dated 7/12/06 (attached hereto as Exhibit A) is terminated and cancelled, and each of Maker and Noteholder has no further obligation pursuant to such Convertible Promissory Note.

[Signatures on following page]

IN WITNESS WHEREOF, Maker and Noteholder have each caused this Note to be executed by their respective duly authorized representatives as of the date set forth above.

PATIENT SAFETY TECHNOLOGIES, INC. By: Name: Milton “Todd” Ault, III Title: Chief Executive Officer

CONSENTED TO AND AGREED:

Charles J. Kalina, III